Exhibit 99.3

Execute Sports, Inc. Announces Reorganization Plans

SAN DIEGO, Dec. 26, 2006 (PRIMEZONE) -- Execute Sports, Inc. (OTC BB:EXCS.OB - News) today announced its plans to reorganize its business and to divest from its snow sports operations with the goal reducing the company’s operational cash flow requirements and creating a more efficient path to profitability.

Geno Apicella, Execute’s founder and newly appointed Chief Executive Officer, commented that “It makes the most sense for us to focus on maximizing revenue through the water sports business by leveraging our existing relationships with current vendors and buyers, as opposed to investing into completely distinct markets concurrently. We intend to pursue discussions with interested third parties in selling the Academy Snowboard Co. brand and trademarks and will be committed 100% in 2007 to building our water sports business and to creating a profitable water sports company.” Apicella commented further that “as a result of the divestiture of the snowboard business we will be able to significantly reduce the cost of operations and we are currently exploring further strategic options that we hope will create a greater opportunity for the Execute water sports business to flourish.”

As part of the reorganization, the company’s board of directors has appointed Celeste Berouty to President and to the board of directors, while Todd Hahn has resigned from the Chief Executive Officer role and Todd Pitcher has resigned from the President and Secretary as well as from the board of directors.

About Execute Sports, Inc.

Based in San Clemente, California, Execute Sports, Inc. develops performance products including wetsuits, vests, rash guards and wakeskates, for the action sports industry. The Company's brands include Execute Wetsuits, Academy Snowboard Co., Kampus Wakeskates and Kampus Shoes, Collective Development Bindings and Collective Development Bags. For more information, go to http://www.executesports.com .

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the ability of the company to continue its growth and the financial performance thereafter. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to accomplish goals and strategies, anticipated revenue enhancements, general economic conditions and the level of consumer spending, and numerous other factors identified in the Company's Form 10-KSB and other filings with the Securities Exchange Commission.

Contact:
Execute Sports
Todd M. Pitcher
(858) 518-1387
Todd.pitcher@executesports.com
Source: Execute Sports, Inc.